Pricing Supplement Number 2, dated December 14, 1998              Rule 424(b)(3)
(To Prospectus dated December 7, 1998 and      File Nos. 333-00801 and 333-66981
Prospectus Supplement dated December 8, 1998)                   CUSIP: 86732PAC2

                             SUNDSTRAND CORPORATION
                      MEDIUM-TERM NOTES - FIXED RATE NOTE

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
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
PRINCIPAL AMOUNT:    $10,000,000.00          INTEREST RATE:    5.59% per annum
------------------------------------------------------------------------------------
AGENTS DISCOUNT OR COMMISSION:   $15,000.00  STATED MATURITY DATE:   MARCH 15, 2000
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NET PROCEEDS TO ISSUER:   $9,985,000.00      ORIGINAL ISSUE DATE:  DECEMBER 17, 1998
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INTEREST PAYMENT DATES:  Each June 1 and December 1, and on the Stated Maturity Date

REDEMPTION:
 X  The Notes cannot be redeemed prior to the Stated Maturity Date.
---
     The Notes may be redeemed prior to the Stated Maturity Date.
---
      Initial Redemption Date:  not applicable

      Initial Redemption Percentage:       %
                                     -----

      Annual Redemption Percentage Reduction:       % until Redemption
                                              -----
       Percentage is 100% of the principal amount

OPTIONAL REPAYMENT:
 X   The Notes cannot be repaid prior to the Stated Maturity Date.
---
     The Notes may be repaid prior to the Stated Maturity Date at the option
---   of the holder of the Notes.

     Optional Repayment Dates:  not applicable
      Repayment Price:            %
                           -----
CURRENCY:
     Specified Currency:  U.S. dollars
      (If other than US dollars, see attached)
     Minimum Denominations:  not applicable
      (Applicable only if Specified Currency is other than US dollars)

ORIGINAL ISSUE DISCOUNT:      Yes      X   No
                          ---         ---
     Total amount of OID:  not applicable
     Yield to Maturity:  not applicable
     Initial Accrual Period:  not applicable

FORM:     X  Book Entry                                     Certificated
         ---                                            ---
AGENTS:   X  Merrill Lynch & Co.                         X  First Chicago Capital Markets, Inc.
         ---                                            ---
          X  NationsBanc Montgomery Securities LLC          Other:
         ---                                            ---

AGENTS ARE ACTING IN THE CAPACITY AS INDICATED BELOW:

     As Agent:    The Notes are being offered at a fixed initial offering price
----  of      % of Principal Amount
         ------

  X  As Principal:
----
      X The Notes are being offered at varying prices related to prevailing --- market prices at the time of resale.

         The Notes are being offered at a fixed initial public offering price of
     ---      %  of the principal amount.
          -----
OTHER PROVISIONS:


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        The Agents have agreed to purchase, severally and not jointly, the following aggregate principal amount of the Medium-Term Notes set forth opposite their names below:



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
                                                             Principal Amount of
                                                             --------------------
               Name                                          Medium-Term Notes
               ----                                          --------------------

Merrill Lynch, Pierce, Fenner & Smith
            Incorporated.......................................  $ 6,500,000

First Chicago Capital Markets, Inc.............................    1,750,000

NationsBanc Montgomery Securities LLC..........................    1,750,000
                                                                 -----------

        Total..................................................  $10,000,000
                                                                 ===========

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